Exhibit 10.1
August 4, 2023

Leah Gaines

Re:            Retention Agreement

Dear Leah:

This letter agreement and release (this “Agreement”) confirms the understanding and agreement between you and Contango ORE, Inc. (the “Company”) regarding your employment, your retention and separation from employment, and payments and benefits due upon such retention and separation.  The Company’s subsidiaries and affiliates (and other Releasees besides them as defined below) are intended to be third-party beneficiaries of this Agreement and therefore may enforce this Agreement to the same extent as the Company.  This Agreement is intended to supersede and replace that certain Retention Payment Agreement dated February 6, 2019 by and between the Company and you (as amended, the “Retention Agreement”), which shall be terminated and of no further force and effect upon your execution of this Agreement.

1.                    Separation from Employment.  As an incentive to continue your employment with the Company until the earlier to occur of (i) December 31, 2023 or (ii) the date determined by the Company  (such earlier date, the “Separation Date”), the Company is proposing to provide you the payments and benefits set forth in this Agreement; provided that, if (x) you terminate your employment with the Company for any reason before the Separation Date or (y) the Company terminates your employment with the Company for Cause (as defined below) before the Separation Date, this Agreement shall terminate and be of no further force or effect, ab initio, and you will not be entitled to receive the pay and benefits under this Agreement and the Retention Agreement.  Effective as of the Separation Date, you shall be deemed to have resigned from all corporate and other positions you held with the Company, its affiliates, and any benefit plans sponsored or administered by them.

For purposes of this Agreement, “Cause” shall mean (1) any material breach of this Agreement or any other agreement between you and the Company; (2) any failure or refusal by you to follow reasonable instructions from the Company; (3) any commission, indictment, arraignment, conviction, or plea of nolo contendere with respect to any felony or any misdemeanor committed by you involving moral turpitude; (4) any other acts or omissions by you, including your failure to fully and satisfactorily perform your duties and responsibilities as Vice President and Chief Financial Officer of the Company, that are contrary to the Company’s best interests or which will result, or likely will result, in material injury to the interests of the Company, including its reputation.  If the Company determines in its sole discretion that a cure is possible and appropriate, the Company will give you written notice and fifteen (15) calendar days to cure before terminating your employment for Cause; otherwise, you will not have any notice-and-opportunity to cure rights.

2.                    Separation Payment and Benefits.  Upon signing and returning this Agreement as described below and if this Agreement remains effective on the Separation Date and has not been terminated under paragraph 1, and subject to your timely signing and returning the Renewal and Ratification of Release attached as Exhibit A to this Agreement and incorporated here by reference (the “Ratification”) to the Company, you will receive the following pay and/or benefits from the Company (the “Separation Payment and Benefits”):

(a)            Separation Payment.  The Company will provide you with a separation payment equal to $290,000.00 (“Separation Payment”), less statutory deductions for all applicable federal and state taxes and withholdings, to be payable in a lump sum within ten (10) business days after the Separation Date.

(b)            Unvested Restricted Shares.  On the tenth (10th) business day after the Separation Date, the Company will vest all unvested restricted shares of the Company’s stock which were granted to you  before the Separation Date.  As of the date hereof, the Company understands that you have the right to 26,000 unvested restricted shares.

(c)                Medical Benefits.  In addition to the Separation Payment, if you (and your eligible dependents) participated in the Company’s group medical, dental or vision insurance benefits immediately prior to the Separation Date ("Medical Benefits"), and timely elect to continue such coverage after the Separation Date as permitted by applicable law, then during the legally permitted period following the Separation Date (up to twelve (12) months or, if less, the maximum period permitted to continue such coverage under applicable law), the Company will reimburse you for the monthly premium costs you incur under applicable law for continued Medical Benefits, provided that (i) you shall notify the Company in writing within five (5) calendar days after you become covered, or eligible to be covered, under another employer’s group health, dental, and/or vision insurance coverage, if any, through subsequent employment or otherwise and (ii) if you become covered, or eligible to be covered, under such plan(s), the Company will stop reimbursing the premiums for the Medical Benefits, and (iii) the Medical Benefits will cease unless you pay such premiums directly.  The Company shall provide any reimbursements due under this subparagraph by the last day of the month following the month in which you paid the applicable premiums.

(d)                COBRA.  If you (and your eligible dependents) are receiving the Medical Benefits as described above on the Separation Date, you (and your eligible dependents) will receive an insurance continuation election packet that sets forth the details of the continuation coverage of your Medical Benefits following the Separation Date. The continuation coverage under applicable law will be at your sole expense except as provided above. Except as provided above, all of the monthly premium payments with respect to these benefits must be made to the Company's COBRA administrator in accordance with the instructions provided to you in your separate insurance continuation packet of materials.

3.                    401(k) Plan.  You will cease to be an active participant in the Company's 401(k) Profit Sharing Plan on the Separation Date.

4.                    Release of Claims.  In exchange for the Separation Payment and Benefits and the Company’s other promises and other consideration provided to you under this Agreement, to the fullest extent permitted by law, you waive, release and forever discharge the Company and Releasees (as defined below) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, or pursuant to federal, state or local statute, regulation, ordinance or common law (each, a “Claim” and, together, the “Claims”), which you now have, ever have had, or may hereafter have, against the Company or the Releasees based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date you sign this Agreement, unless and until you execute and deliver the Ratification, including any Claim arising out of or relating in any way to your employment relationship or the termination of your employment with the Company and Releasees and any prior agreement or arrangement with the Company or its affiliate to provide you with retention benefits or payments.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any Claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of your employment with the Company or the Releasees.

For purposes of this Agreement, the term “the Company and Releasees” includes the Company and the Company’s parents, subsidiaries, affiliates, related companies, partnerships and joint ventures, predecessors, successors and assigns, and with respect to each such entity, all of its past and present employees, officers, directors, shareholders, owners, partners, members, managers, representatives, agents, attorneys, assigns, insurers, employee benefits plans and such plans’ administrators, fiduciaries, trustees, assigns and agents, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities, and any other persons or entities acting on behalf of any of these persons or entities.

Nothing in this Agreement constitutes a release or waiver of any Claim by you of, or prevents you from making or asserting:  (i) any Claim or right to apply to continue your Medical Benefits after the Separation Date; (ii) any administrative Claim for unemployment insurance or workers’ compensation benefits; (iii) any Claim to vested benefits under the written terms of a qualified employee pension benefit plan or 401(k) plan, including your vested restricted stock as of the Separation Date; (iv) any Claim or right that arises after you sign this Agreement unless and until you execute and deliver the Ratification; (v) any Claim or right under this Agreement; or (vi) any Claim or right you may have for indemnification under the Company’s governing documents, applicable state, or other law or any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director, officer, or employee of the Company or its affiliates; provided, however, that (i) your execution of this Agreement is not a concession or guaranty that you have any such right or Claim or right to indemnification, (ii) this Agreement does not create any additional Claims or rights to indemnification, and (iii) the Company and its affiliates retain any and all defenses it may have to such indemnification or coverage.

If it is determined that any Claim covered by this paragraph cannot be released as a matter of law, this release of claims will remain valid and fully enforceable as to the remaining released Claims.

5.                    Exclusions.  Nothing in this Agreement, including the provisions set forth in the “Release of Claims”, “Absence of Certain Claims”, “Continuing Obligations”, “Cooperation”, and “Compliance with Law or Legal Process” paragraphs, shall prevent you (or your attorney) from (a) lawfully contacting, filing a charge or complaint with, providing information to, or cooperating with any governmental or regulatory agency or body (such as the federal Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or any other state or local agency), or participating in any investigation or proceeding conducted by the EEOC, NLRB or such agency; (b) assisting another in taking any of the actions in clause (a); (c) making statements or disclosures regarding any sexual assault or sexual harassment dispute in compliance with the Speak Out Act; of (d) engaging in any other legally protected or concerted activities, including, if you are not a supervisor, discussing terms, conditions, or benefits of employment with others for the mutual aid or protection of employees; provided, however, you release and waive any right to, and agree not to seek, any individual monetary relief in any such charge, complaint, investigation, or proceeding, and if you receive any such individual monetary relief, the Company will be entitled to an offset for the payments made to you under this Agreement; or, communicating directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), or any other governmental or regulatory body or official(s) or self-regulatory organization (“SRO”) regarding a possible violation of law, rules, or regulations; provided, however, you release and waive any right to, and agree not to seek any individual monetary relief from the Company and Releasees based upon any such investigation or proceeding.  You also waive the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Releasees.  Notwithstanding any provision of this Agreement, this Agreement does not limit your right to receive an award for information provided to any governmental agency.

6.                    Absence of Certain Claims.  As of the date you sign this Agreement: (i) you have advised the Company of all facts of which you are aware that you believe may constitute a violation of the Company’s Code of Conduct, compliance policies, or legal obligations, including those under the federal securities laws; (ii) the Company has resolved those issues to your satisfaction; (iii) you are not aware of any current violations of the Company’s Code of Conduct, compliance policies, or legal obligations, including those under the federal securities laws; and (iv) you have not suffered any adverse action as a result of your conduct in this regard.

7.                    No Admission of Liability.  Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company and Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.  The Company expressly denies any wrongdoing of any kind with regard to your employment or the termination thereof.

8.                    Return of Company Property and Expenses.  You represent and agree that on the Separation Date or earlier if requested by the Company you will return to the Company all Company property including, but not limited to, computers, phones, corporate credit cards, equipment, files, books, records, customer lists and proposals to customers, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company and Releasees or containing confidential or proprietary information concerning the Company and Releasees or their customers or operations.  All outstanding, legitimate and approved business expenses must be submitted for reimbursement within thirty (30) calendar days of the Separation Date; otherwise, they will not be eligible for payment.

9.                    Continuing Obligations.  Subject to the “Exclusions” and the “Compliance with Law or Legal Process” paragraphs, or if otherwise required by law:

(a)                Confidential Agreement.  You will maintain in confidence and not publish, release or in any manner disclose the Separation Payment amount under this Agreement to any Company employee or other person who does not have a legitimate reason to receive the information.  However, you may discuss the terms with your attorney, financial advisors, and immediate family members, provided that you shall be responsible for any breach of confidentiality by such individuals.

(b)                Confidential and Proprietary Information.  Except as requested by the Company, as permitted by this Agreement or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, unless you first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any trade secrets, proprietary computer software and programs, and other confidential and proprietary information and materials of or about the Company and Releasees and their operations and customers, including any confidential and proprietary information and materials of which you became aware or informed during your employment with the Company (“Company Proprietary Information”).  Such Company Proprietary Information is and shall continue to be the exclusive proprietary property of the Company and Releasees.  Pursuant to 18 U.S.C. § 1833(b), you acknowledge that you may disclose a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in a document filed under seal in a lawsuit or other proceeding, and you cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure.

(c)                Non-Solicitation of Employees.  Between the date hereof and the Separation Date, the Company shall provide to you previously undisclosed Company Proprietary Information as necessary for you to perform your duties, responsibilities, and authorities.  In exchange, you agree to use or disclose such Company Proprietary Information only for the benefit of the Company.  Ancillary to and as necessary to enforce this reciprocal agreement, for a period of one (1) year from the Separation Date, without the written consent of the Company, you, whether acting alone or in conjunction with others (including on behalf of any third party), directly or indirectly, shall not solicit for employment or hire, or attempt to solicit for employment or hire, any employees of the Company, or person who was such an employee within the six (6)-month period before the solicitation or hiring, either for your benefit or for the benefit of any other person or entity.

(d)                Non-Disparagement.  Except as required by applicable law that may supersede the terms of this Agreement or as permitted above or compelled by valid legal process, you will not make any malicious or untrue statements to any third party about the products, services, or operations of the Company or the Releasees.   In addition, the Company shall instruct its Chief Executive Officer, Executive Vice President-Finance, and members of the Board of Directors not to, at any time, make any malicious or untrue statements about your work performance. The obligations in the preceding sentence shall not prohibit any truthful statements that are required by applicable law or valid legal process or prohibit the applicable individuals from making any truthful statements to persons within or outside the Company with whom the Company or its affiliates has an actual or prospective business relationship and thus has a valid business need to know of the information communicated in such statements.

(e)                Performance Of All Necessary Acts.  You will perform all acts and sign and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.                    Intellectual Property.  Any and all Company Proprietary Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), trademarks, copyrights, patents, know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by you, alone or jointly, in the performance of your duties, responsibilities, or authorities for the Company or its affiliates before or after the Separation Date (the “Inventions”) shall be the sole and exclusive property of the Company.  You acknowledge that all original works of authorship protectable by copyright that are produced by you in the performance of your duties, responsibilities, or authorities for the Company, or otherwise within the scope of her employment for by the Company, are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101) and are owned exclusively by the Company.  In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, you hereby assigns without further consideration all right, title, and interest in such works to the Company. You will cooperate with the Company to further document ownership of any such property.  Nothing in this paragraph should be construed to diminish or affect the validity or enforceability of any prior assignment of such property.

11.                    Cooperation.  By virtue of the various positions that you have held with the Company, your assistance may be required in connection with formal or informal investigations, court proceedings, arbitrations and other forms of actions, by the Company and Releasees or certain third parties.  Therefore, you will provide such assistance (including testimony) to the Company and Releasees in connection with such investigations, proceedings, arbitrations, and actions as may be requested of you from time to time.  The Company will reimburse you for reasonable expenses in connection with such assistance (not including attorneys’ fees), provided that you furnish it with documentation establishing such expenses.

12.                    Breach and Remedies.  In the event you breach or threaten to breach any of the provisions of the “Return of Company Property and Expenses”, “Continuing Obligations”, “Intellectual Property”, or the “Cooperation” paragraphs of this Agreement, the Company will be irreparably harmed in amounts difficult to ascertain and therefore will be entitled to all appropriate remedies and damages.  You recognize that money damages may not be adequate to compensate the Company or to protect and preserve the status quo.  Therefore, you expressly consent to the issuance of a temporary restraining order and/or a preliminary injunction, by any court of competent jurisdiction to prohibit the breach of those provisions of this Agreement in addition to other legal and equitable relief to which the Company may be entitled, including any and all monetary damages that the Company or its affiliates may incur as a result of such breach or threatened breach.  The Company or its affiliates may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

13.                    Compliance with Law or Legal Process.  Nothing in this Agreement prohibits or restricts you or your attorney from his or her right to: (i) disclose relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or, (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to, the Company’s legal department, any self-regulatory organization, any governmental agency, or legislative body; provided that, if permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.

14.                    Notices.  All notices in connection with or provided for under this Agreement shall be valid only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to you, addressed to your address in the Company’s records.

If to the Company, addressed to:

Contango ORE, Inc.
3700 Buffalo Speedway, Suite 925
Houston, TX 77098
Attn: Brad Juneau, Chairman of the Board
bjuneau@juneauexploration.com

or at such other address as either party may designate to the other by notice similarly given.

15.                    Alternative-Dispute Resolution Protocol.  The parties shall resolve any Dispute (as defined below) between them in accordance with the following provisions:

(a)                  Definition of Dispute.  Any dispute, controversy, Claim, or cause of action between the parties arising out of or relating to this Agreement (each, a “Dispute”), shall be resolved solely in accordance with the terms of this paragraph 15; provided, however, that the term Dispute shall not include (i) your administrative Claims, if any, for workers’ compensation or unemployment compensation benefits, or (ii) the Company’s Claims or causes of action, if any, for injunctive, equitable, or other relief for your breach or threatened breach of any of the obligations or restrictive covenants in paragraphs 8-10.  Nothing in this Agreement shall be construed to require the mandatory mediation or mandatory arbitration of any Dispute by the Company arising out of or relating to your obligations or restrictive covenants in paragraphs 8-10.  Those covenants shall be enforceable by any court of competent jurisdiction, in accordance with paragraphs 8-10, and shall not be subject to mandatory mediation or mandatory arbitration under this paragraph 15.  In addition, and notwithstanding any other provision of this Agreement, the mandatory arbitration requirement in this paragraph 15 shall not apply to any Dispute arising after the date hereof for which arbitration is prohibited by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act or other applicable law.

(b)                  Mandatory Mediation.  If a Dispute cannot be settled by good faith negotiation between the parties, the parties shall, upon written request from either party, promptly submit the Dispute to nonbinding mediation before a mutually agreeable mediator in Houston, Texas.  If complete resolution of the Dispute cannot be reached within thirty (30) calendar days’ of submission to, and good-faith participation in, mediation, any remaining issues will be resolved by mandatory arbitration as set forth below.  Each party shall bear its own attorneys’ fees and expenses associated with the mediation.  The parties and their representatives shall hold the existence, content, and result of the mediation in strict confidence.

(c)                  Mandatory Arbitration.  If a Dispute is not fully resolved pursuant to subparagraph 15(b) within thirty (30) calendar days’ of submission to mediation, the Dispute may be submitted by either party for definitive resolution through binding arbitration (an “Arbitration”) with a single neutral arbitrator (the “Arbitrator”) mutually agreed upon by the parties or otherwise selected in accordance with the Rules (as defined below) in Houston, Texas.  In the event the parties cannot agree on an Arbitrator, the Arbitrator shall be selected by the Houston, Texas office of the American Arbitration Association (“AAA”) or its successor in accordance with its arbitrator selection procedures.  The Arbitration shall be brought before the Arbitrator and heard in accordance with then-applicable AAA Employment Arbitration Rules (the “Rules”).  The Arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the Dispute and to award such relief as would otherwise be permitted by applicable law; and (ii) issue a written arbitration decision including the Arbitrator’s essential findings and conclusions and a statement of the award.  The Arbitrator shall determine if any Dispute or issue is subject to this arbitration obligation, and to award any or all remedies that either party would be entitled to seek in a court of law.  The Company shall bear the administrative costs and expenses of the Arbitration, including the Arbitrator’s fee, and each party shall bear its own attorney’s fees and associated expenses, subject to re-allocation as permitted under the Rules and applicable substantive law.  Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the Arbitration proceedings, including any hearings, evidence, and award, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover. Notwithstanding the foregoing, the parties may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling arbitration.

(d)                  Waiver of Right to Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE AGAINST THE OTHER PARTY OR ITS HIS OR HER AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO YOUR EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

16.                    Other Important Provisions.

(a)                Modification.  This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party unless made in writing and signed by both parties.

(b)                Choice of Law.  This Agreement shall be subject to, governed by, and interpreted in accordance with the laws of the State of Texas without regard to conflicts of laws principles.

(c)                Jurisdiction.  For purposes of any Dispute which is permitted under paragraph 15 to be filed in court, you hereby consent to the personal jurisdiction of the state and federal courts sitting in Houston, Texas, and agree that any Dispute with respect thereto shall be brought and decided solely in such courts.

(d)                Entire Agreement/Severability.  This Agreement, as amended by the Ratification to be executed and delivered by you on the Separation Date or within seven (7) calendar days thereafter, constitutes the entire agreement between you and the Company with respect to the subject matters in this Agreement and supersedes and terminates all prior or contemporaneous discussions, negotiations, promises, agreements and representations, whether written or oral, with respect to such subject matters all of which have become merged and integrated into this Agreement, including without limitation all prior agreements between you and the Company or its affiliates related to retention benefits or payments, including the Retention Agreement. In the event that, any one provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the relevant provision shall be construed or modified by such court so as to provide the Company with the maximum protection that is lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement.  If the relevant provision cannot be construed or modified to render it lawful and enforceable, the unlawful or unenforceable provision shall be construed as narrowly as possible and shall be severed from the remainder of the relevant provision(s) and the remainder of this Agreement shall be given full force and effect.  You agree that neither the Company nor any of the other Releases has made any promise or representation to you concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, you are not relying on any prior oral or written statement or representation by the Company, any of the other Releases, or their representatives outside of this Agreement but are instead relying solely on your own judgment and her attorney (if any).

(e)                Successors. This Agreement shall inure to the benefit of and shall be binding upon you and your executors, administrators, heirs and legal representatives.  You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and any attempt to do so shall be void.

17.                    Representations and Warranties.  You represent and warranty that:

(a)                The Company advises you to consult with an attorney before signing this Agreement.

(b)                You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so.

(c)                You have entered into this Agreement knowingly and voluntarily.

(d)                You have read and understand this entire Agreement.

(e)                In exchange for your waivers, releases and commitments set forth in this Agreement, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth in this Agreement.

18.                    Time for Signing; Renewal and Ratification of Release.  The Company has requested to consider its terms, and that if you elect to sign this Agreement, you must return it to Brad Juneau, via email before the fifteenth (15th) calendar day after you receive this Agreement for consideration.   In addition, and in further consideration of the mutual promises and undertakings in this Agreement and as a condition to the provision to you of the Separation Payment and Benefits, you must sign the Ratification between the Separation Date and seven (7) calendar days after the Separation Date and immediately return a signed copy of the Ratification to the Company’s Chairman.

If this Agreement conforms to your understanding and is acceptable to you, please sign and date in the space provided below and return it to the Company, on or before the applicable deadline.

Sincerely,

CONTANGO ORE, INC.

By:	/s/ Brad Juneau
Brad Juneau,
Chairman of the Board and Authorized Representative

ACCEPTED AND AGREED:

/s/ Leah Gaines	August 4, 2023
Leah Gaines	Date

Exhibit A

RENEWAL AND RATIFICATION OF RELEASE

Do not sign before the Separation Date.

1.            Reference is made to the letter agreement dated August 4, 2023 between the Company and me (the “Agreement”). Paragraph 4 of the Agreement contains a Release of Claims. All capitalized terms in this Renewal and Ratification of General Release (the “Ratification”) have the same meaning as they do in the Agreement. I have a copy of the Agreement for my reference.

2.            In consideration of the opportunity receive the Separation Payment and Benefits the other good and valuable consideration in the Agreement, and the other promises and undertakings of the Company set out in the Agreement, I hereby renew and ratify my Release of Claims in paragraph 4 of the Agreement. I acknowledge that paragraph 5 of the Agreement applies to this Ratification, and that the Company is advising me by this paragraph of my right to consult with an attorney of my choice before signing this Ratification. I understand that by signing this Ratification, the claims I am waiving and releasing include, but are not limited to, Claims against the Company and Releasees that arose before the date I sign this Ratification.

3.            I represent that, before the Separation Date, I did not violate any of my continuing obligations under paragraph 9 of the Agreement, that I have complied with such continuing obligations, and that I intend to continue to comply with such continuing obligations.

4.            I understand that: (a) in order to receive the Separation Payment and Benefits, I must sign and return this Ratification to the Company’s Chairman no earlier than my Separation Date and no later than the close of business on the seventh day following the Separation Date; (b) this Ratification will become effective and enforceable immediately after I sign and return it; and (c) I will not be entitled to receive the Separation Payment and Benefits if I do not timely sign and return the Ratification, but all other provisions of the Agreement shall remain in full force and effect.

AGREED:

Leah Gaines	Date Signed